CODE OF ETHICS PAGEONE FUNDS MANAGEMENT LLC I. Statement of General Principles

     This Code of Ethics has been adopted by PageOne Funds Management LLC, an investment adviser (the "Adviser") for the purpose of instructing all employees, officers, and directors of the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, and directors owe a fiduciary duty to its clients. Employees, officers, and directors of the adviser owe fiduciary duty to all clients of the Adviser. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

The duty at all times to place your fiduciary obligations ahead of your own interests;

The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions, or of their relationship with the Adviser’s other clients.

     It is imperative that the personal trading activities of the employees, officers, and directors of the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with the Securities & Exchange Commission's Rule 17j-1 and rule 204 A-1. Under these rules, no Employee may:

Employ any device, scheme or artifice to defraud the Advisers clients;

Make to the Advisers clients any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Advisers clients; or

Engage in any manipulative practice with respect to the Advisers clients.

     Employees shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the Compliance Officer.

II. Definitions

     Advisory Employees: any Employee who has access to nonpublic information about any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic, and any officer or director of the Adviser. The Adviser’s Compliance Officer will maintain a current list of all Advisory Employees.

     Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

     Compliance Officer: Kyle P. Webber for PageOne Funds Management, LLC.

     Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

     Employees: the employees, officers; any supervised persons of the Adviser (as defined in the Advisers Act) who has access to nonpublic information about any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and the officers and directors of the Adviser, including Advisory Employees.

     Exempt Transactions: transactions which are 1) effected in an amount or in a manner over-which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, and 6) closing transactions no more than five business days prior to the expiration of a related put or call option.

     Funds: Any investment company for which the Adviser acts as adviser; and any other registered investment company whose adviser or underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

     Related Entity: a partnership or other entity 1) in which persons unaffiliated with the Adviser or any Employee (and not otherwise subject to this Code) participate and 2) to which the Adviser or an Employee acts as adviser, general partner or other fiduciary.

     Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

     Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality debt instruments, including repurchase agreements, and 6) shares of unaffiliated registered open-end investment companies (other than exchange traded funds).

     Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

III. Personal Investment Guidelines

Personal Accounts:

     The Personal Investment Guidelines in this Section A do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.

     A Securities Transaction effected on behalf of a Related Entity is subject to this Code because the Adviser or an Employee has an interest in the Related Entity. While the Adviser and each Employee is subject at all times to the fiduciary obligations described in this. Code, paragraph 4 of this Section III does not apply to a Securities Transaction effected on behalf of a Related Entity.

     Except as provided in paragraph 3 of this Section III, Employee may not execute a Securities Transaction for a Security with less than $5 billion of market capitalization on a day during which a purchase or sell order in that same Security or a Related Security is pending for the Fund unless the Securities Transaction is approved, in writing, by the Compliance Officer. If the Employee transaction is approved, and an Adviser client is trading in the same Security on the same day, the Employee transaction will not be executed until all client transactions in that Security are complete. The Employee must disgorge to a charity the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and client of the Adviser buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to charity.

     Except as provided in paragraph 3 of this Section III, an Advisory Employee may not execute a Securities Transaction for a Security with less than $5 billion of market capitalization within three (3) calendar days before a transaction in the same Security or a Related Security has been executed on behalf of the Fund, unless the Advisory Employee's transactions are executed on the same day and blocked with the Fund's transactions. If the Compliance Officer determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee.

B. Other Restrictions

     In connection with a private placement acquisition the Employee must pre- clear the acquisition with the Compliance Officer. The Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for the Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with the Adviser. If authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of the Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

     Employees are prohibited from acquiring any Securities in an initial public offering without pre clearance by the Compliance Officer.

     Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Advisers clients. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

     No Employee may accept from a customer or vendor an amount in excess of $200 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

IV. Compliance Procedures

Employee Disclosure: All Employees will receive a copy of this Code of Ethics and any amendment.

     Within ten (10) days of commencement of employment with the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of a date no more than 45 days prior to the date the person became an Employee: a) the title, type of security, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer or bank with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

     Annually, each Employee must certify that he or she has read and understands this Code and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type of security, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and 3) the date the report is submitted.

Compliance:

     All Employees must provide copies of all broker confirmations and periodic account statements to the Compliance Officer. Each Employee must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Adviser, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions but excluding transactions effected on behalf of a Related Entity or pursuant to an Automatic Investment Plan, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The Securities Transaction Report shall also identify any security account established by the Employee during the quarter with a broker, dealer or bank.

     The Compliance Officer will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Employee has not violated the Code. The Employee's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

     If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with the Adviser.

     For purposes of reviewing the Securities Transactions permitted by paragraph 3 of Section III, the Compliance Officer will, on a quarterly basis upon request, provide clients of the Adviser with a report which discloses all Securities Transactions effected on behalf of a Related Entity if to the Fund sold or purchased the same Security or Related Security on the same day. The report will disclose, for the Fund transaction and the Related Entity transaction, the name of the broker, number of shares, commission and price paid. The Compliance Officer will also disclose to the name of each Related Entity and the percentage of each Related Entity not owned by Employees or the Adviser, and report to the any material change in such information.

     The Adviser will prepare an annual report available to clients of the Adviser that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments.

Adopted by the Adviser on May 8th 2012.